November 23, 2004


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We have read Sub-Item 77K of Form N-SAR of the Turner Funds, a copy of which is attached, and are in agreement with the statements contained therein concerning our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely yours,

Ernst & Young LLP


ATTACHMENT

Form N-SAR
Semi-Annual Period ended September 30, 2004

Sub-Item 77K: Changes in registrant's certifying accountants
Ernst & Young LLP ("E&Y"), was replaced as the
Turner Funds' (the "Registrant") independent auditors effective November 19, 2004. The
Registrant's Audit Committee participated in, and approved, the decision to change auditors. E&Y's report on the Registrant's financial statements for the fiscal years ended September 30, 2004 and September 30, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended September 30, 2004 and September
30, 2003 and through November 19, 2004, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the
Securities Exchange Act of 1934, as amended.
On November 19, 2004, the Registrant by action of its Board of Trustees upon the recommendation of the Registrant's Audit Committee engaged KPMG LLP as the independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending September 30, 2005. During the Registrant's fiscal years ended September 30, 2004 and September 30, 2003 and through November 19,
2004, neither the Registrant, its portfolios nor anyone on their behalf has consulted with KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).
The Registrant has requested E&Y to furnish it with a letter addressed to the Securities and Exchange
Commission stating whether E&Y agrees with the statements contained above. A copy of the letter from E&Y, dated November 23, 2004 to the Securities and Exchange Commission is filed as an exhibit hereto.